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                                                                    EXHIBIT 23.2



            Consent of Independent Registered Public Accounting Firm

The Administrator
Consumer Portfolio Services, Inc. 401(k) Plan

We consent to the incorporation by reference in the Registration Statement on Form S-8 (file nos. 333-58199) of Consumer Portfolio Services, Inc. of our report dated September 12, 2005, relating to the statement of net assets available for benefits and the statement of changes in net assets available for benefits of the Consumer Portfolio Services, Inc. 401(k) Plan as of and for the year ended December 31, 2004 and the related supplemental schedules, which report appears in the December 31, 2004 annual report on Form 11-K of the Consumer Portfolio Services, Inc. 401(k) Plan.


/s/ Haskell & White LLP

Irvine, California
September 29, 2005